SUB-ITEM 77Q1: Exhibits

(a) Amendment to Charter

	CERTIFICATE AND INSTRUMENT OF AMENDMENT

        		TO THE

 AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

			  OF

	   CREDIT SUISSE OPPORTUNITY FUNDS

    The undersigned, being the Secretary of Credit
Suisse Opportunity Funds, a Delaware statutory trust
(the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 11.3 of the Agreement and Declaration of Trust, dated as of May 31, 1995, as amended to date
(as so amended, the "Declaration of Trust"), and by the unanimous vote of the Trustees at a meeting duly held on February 11, 2004, the Trustees of the Trust duly adopted the following amendment:
  Article II, Section 2.2 of the Declaration of
Trust is hereby amended to add the following to the end of the Section:

A Trustee shall be deemed to resign and retire as a Trustee on the date he/she reaches the age of 72 years; provided;
however, that the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who are not over the normal retirement age ("Participating Trustees") may by a vote of a majority of the Participating Trustees waive this application of the normal retirement age to a Trustee based on the particular facts and circumstances.
A determination to grant such a waiver shall be reviewed on an annual basis by the Participating Trustees.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the ____ day of June, 2004.


			______________________________
			Name:	Hal Liebes
			Title:	Secretary